Annex A


                                 [FORM OF NOTE]

                                 PROMISSORY NOTE

                               DUE AUGUST 5, 2014

Issued in Connection with One Canadair Regional Jet Model CL-600-2B19 Series 200ER Aircraft, Registration Number N570ML

No. _                                                         New York, New York
$                                                                         , 1998

MIDWAY AIRLINES CORPORATION (the "Company"), hereby promises to pay to ________________________________________________________________, or registered assigns, the principal sum of Dollars ($ ), in thirty three (33) installments, each installment to be due and payable on a Payment Date and in an amount equal to the amount set forth in Annex A hereto opposite such Payment Date, together with interest on the unpaid principal amount hereof from time to time outstanding from and including the date hereof until such principal amount is paid in full at 6.932% per annum computed on the basis of a 360-day year comprising twelve 30-day months, payable in arrears on each Payment Date and on the date this Note is paid in full, and under certain circumstances, Breakage Costs, all as more fully provided in the Trust Indenture and Security Agreement [N570ML], dated as of _____________ (herein called the "Indenture", the defined terms therein not otherwise defined herein being used herein with the same meanings) between the Company and The First National Bank of Maryland, as Indenture Trustee.

                  Payments with respect to the principal amount hereof and interest and Breakage Costs, if any, thereon shall be payable in U.S. dollars in immediately available funds at the principal corporate trust administration office of the Indenture Trustee, or as otherwise provided in the Indenture. Each such payment shall be made on the date such payment is due and without any presentment or surrender of this Note, except that in the case of any final payment with respect to this Note, this Note shall be surrendered to the Indenture Trustee for delivery to the Company for cancellation upon payment in full of such final payment. Whenever the date scheduled for any payment to be made hereunder or under the Indenture shall not be a Business Day, then such payment need not be made on such scheduled date but shall be made on the next succeeding Business Day with the same force and effect as if made on such scheduled date and no interest shall accrue on the amount of such payment from and after such scheduled date if such payment is made on such next succeeding Business Day.

                  Each holder hereof, by its acceptance of this Note, agrees that each payment of principal, interest and Breakage Costs due in respect of each Note shall, except as otherwise provided in the Indenture, be applied, first, to the payment of Breakage Costs, if any, and interest on such Note (as well as any interest on overdue principal and, to the extent permitted by law, interest and other amounts payable thereunder) due thereunder, second, to the payment of the principal of such Note then due and third, the balance, if any, remaining thereafter, to the payment of the principal of such Note remaining unpaid (provided that such Note shall not be subject to prepayment without the consent of the affected Noteholder except as permitted by Sections 2.03(b) and
(c) of the Indenture). The amounts paid pursuant to clause third above shall be applied to the installments of principal of such Note in inverse order of maturity. Any payment of amounts other than principal, interest and Breakage Costs in respect of each Note shall be paid by the Indenture Trustee directly to the Noteholder entitled thereto.

                  This Note shall bear interest at the Overdue Rate on any part of the principal amount hereof, interest or Breakage Costs, if any, or any other amounts due under the Note Purchase Documents not paid when due for any period during which the same shall be overdue, payable on demand.

                  This Note is one of the Notes referred to in the Indenture which have been or are to be issued by the Company pursuant to the terms of the Indenture. The Collateral is held by the Indenture Trustee as security for the Notes. Reference is hereby made to the Indenture for a statement of the rights of the holder of, and the nature and extent of the security for, this Note, as well as for a statement of the terms and conditions of the trusts created by the Indenture, all of which terms and conditions in the Indenture each holder hereof agrees to by its acceptance of this Note.

                  This Note is a registered Note and is transferable, as provided in the Indenture, only upon surrender of this Note for registration of transfer duly endorsed by, or accompanied by a written statement of transfer duly executed by, the registered holder hereof or his attorney duly authorized in writing. Prior to the due presentation for registration of transfer of this Note, the Company and the Indenture Trustee may deem and treat the registered holder of this Note as the absolute owner and holder hereof for the purpose of receiving payment of all amounts payable with respect hereto and for all other purposes and shall not be affected by any notice to the contrary.

                  THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY BE OFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

         THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

                  Unless the certificate of authentication hereon has been executed by or on behalf of the Indenture Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

                  IN WITNESS WHEREOF, the Company has caused this Note to be executed by one of its authorized officers as of the date hereof.

                           MIDWAY AIRLINES CORPORATION


                           By
                              Title:

         This is one of the Notes referred to in the within mentioned Indenture.

                             THE FIRST NATIONAL BANK
                             OF MARYLAND
                             as Indenture Trustee


                             By
                               Authorized Officer